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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

                                 AMENDMENT NO.3

               For Registration of Certain Classes of Securities
                    pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934


                            ALCAN ALUMINIUM LIMITED
               (Exact name of registrant as specified in charter)


                Canada                                 Inapplicable
                ------                                 ------------
       (state of incorporation                       (I.R.S. Employer
           or organization)                        Identification No.)

         1188 Sherbrooke Street West, Montreal, Quebec, Canada  H3A 3G2
         --------------------------------------------------------------
        (Address of principal executive offices, including postal code)


       Securities to be registered pursuant to Section 12(b) of the Act:

                                        Name of each exchange on
     Title of each class                which each class is to be
     to be so registered                registered
     -------------------                -------------------------

     Common Share Purchase Rights       New York Stock Exchange, Inc.
                                        Chicago Stock Exchange, Incorporated
                                        The Pacific Stock Exchange Incorporated


       Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
     ---------------------------------------------------------------------
                                (Title of Class)
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     The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Application for Registration on Form 8-A dated December 21, 1989 and as amended on March 22, 1990 and May 5, 1995 as set forth in the pages attached hereto:

Item 1.   Description of Securities To Be Registered

The Shareholders were asked at the Meeting to adopt a resolution to amend and restate the existing Shareholder Rights Plan ("Rights Plan") which is set out in full in the Shareholder Rights Agreement ("Plan Agreement") between Alcan and CIBC Mellon Trust Company (successor to The Royal Trust Company) as trustee ("Rights Agent") dated 14 December 1989, as subsequently amended.

The purpose of the resolution is to enable Alcan to continue to have in place the protection afforded by a rights plan beyond the expiry of the existing Rights Plan (14 December 1999). The resolution extends that termination date and makes the other amendments suitable to the form of plans being adopted by Canadian companies currently.

The resolution mentioned above received approval by a majority of the votes cast on the matter at the Meeting.

The following are the highlights of the amendments which were made to the Rights
Plan:

(Bullet)  the Rights Plan will terminate on 1 May 2008,

(Bullet) the Rights Plan must be reconfirmed by the Shareholders at the annual meetings of the Shareholders in each of the years 2002 and 2005,

(Bullet) the definition of "Beneficial Owner" is modified to exclude a person holding voting rights over Shares,

(Bullet)  certain residual discretion of the Board is removed, and

(Bullet) a Permitted Bid must remain open for 60 calendar days instead of 75 calendar days.

Item 2.   Exhibits

          1. Shareholder Rights Agreement dated as of December 14, 1989, as amended and restated on April 24, 1995 and on April 22, 1999, between Alcan Aluminium Limited and CIBC Mellon Trust Company, as Rights Agent, which includes the form of Rights Certificate. (Incorporated by reference to Schedule B of the Management Proxy Circular filed as Exhibit 99 to the Annual Report on Form 10-K of the Company for the year ended December 31, 1998.)


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          2.   Press release dated April 22, 1999.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned thereto duly authorized.

                                        ALCAN ALUMINIUM LIMITED


                                    By  /s/ Roy Millington
                                        ------------------------
                                        Roy Millington
                                        Assistant Secretary



Dated: April 22, 1999

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                               INDEX TO EXHIBITS

                                                                     Sequential
Exhibit No.                                                           Page No.
-----------                                                          ----------
Exhibit 1.           Shareholder Rights Agreement dated as of
                     December 14, 1989, as amended and restated
                     on April 24, 1995, and on April 22, 1999
                     between Alcan Aluminium Limited and CIBC
                     Mellon Trust Company, as Rights Agent,
                     which includes the form of Rights Certificate.
                     (Incorporated by reference to Schedule B
                     of the Management Proxy Circular filed
                     as Exhibit 99 to the Annual Report on
                     Form 10-K of the Company for the year ended
                     December 31, 1998.)                                 --

Exhibit 2.           Press release dated April 22, 1999.                 --


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